Exhibit 99.1
Entertainment Properties Trust Reports Record Fourth Quarter and Year-End Results
Kansas City, MO, February 25, 2008 — Entertainment Properties Trust (NYSE:EPR) today announced operating results for the fourth quarter and year ended December 31, 2007. The Company reported record fourth quarter and total year revenues, net income and funds from operations (FFO).
Total revenue increased 33% to $65.7 million for the fourth quarter compared to $49.3 million for the same quarter in 2006. Net income available to common shareholders increased 18% to $21.5 million from $18.3 million for the same quarter in 2006. Net income on a diluted per common share basis increased 13% to $0.77 per share from $0.68 per share for the same quarter in 2006.
FFO for the fourth quarter increased 20% to $31.3 million from $26.1 million compared to the same quarter in 2006. FFO per diluted common share increased 14% to $1.11 per share from $0.97 per share for the same quarter in 2006.
For the year ended December 31, 2007, total revenue increased 20% to $235.7 million compared to $196.0 million for the year ended December 31, 2006. Net income available to common shareholders increased 15% to $81.3 million from $70.4 million for 2006. Net income on a diluted per common share basis increased 13% to $2.99 from $2.65 in 2006. FFO for the year ended December 31, 2007 increased 13% to $113.7 million from $101.0 million in 2006. FFO per diluted common share increased 10% to $4.18 per share from $3.79 per share for the year ended December 31, 2006.
Dividend Information
On December 14, 2007, the Company declared a regular quarterly dividend of $0.76 per common share, which was paid on January 15, 2008 to common shareholders of record on December 31, 2007. The regular dividends declared for all of 2007 of $3.04 per common share represent an 11% increase compared to last year. The Company also declared and paid a fourth quarter cash dividend of $0.4844 per share on the 7.75% Series B Preferred Shares, a cash dividend of $0.3594 per share on the 5.75% Series C Convertible Preferred Shares and a cash dividend of $0.4609 per share on the Series D Preferred Shares.
Investment Activity
The Company’s development, acquisition, and financing pipeline remains strong as evidenced by the following highlights during the fourth quarter of 2007:
During the fourth quarter, the Company completed development of a megaplex theatre property located in Greensboro, North Carolina. The Four Seasons Station 18 is operated by Southern Theatres and was completed for a total development cost of approximately $12.6 million. The theatre is leased under a long-term triple-net lease. As of December 31, 2007, the Company also had a theatre under construction in California for which it has agreed to finance the development costs. The theatre is expected to have a total of 12 screens and the development costs are expected to be approximately $13.2 million.
On October 30, 2007, the Company entered into a secured first mortgage loan agreement for $31.0 million with Peak Resorts, Inc. This loan is secured by seven metropolitan ski areas located in Missouri, Indiana, Ohio and Pennsylvania with a total of approximately 1,400 acres.
Additionally, on October 30, 2007, the Company acquired a 50% ownership interest in a joint venture for $39.5 million. The joint venture currently owns 12 public charter school properties located in Nevada, Arizona, Ohio, Georgia, Missouri, Michigan, Florida and Washington D.C., and leases them under a long-term triple net master lease. Imagine Schools, Inc., one of the leading operators of charter public schools in the U.S., operates the schools and guarantees the lease payments. The Company’s partner in the joint venture is a wholly-owned subsidiary of JER Investors Trust Inc., a publicly traded real estate investment trust. As of December 31, 2007, the joint venture had no significant liabilities.
On December 28, 2007, the Company entered into a secured first mortgage loan agreement for $27.0 million with Prairie Creek Properties, LLC for the development of an approximately 9,000 seat amphitheatre in Hoffman Estates, Illinois. The Company advanced $3.5 million during December of 2007. The secured property is approximately 10 acres of development land located in Hoffman Estates, Illinois.
For the year ended December 31, 2007, the Company’s investment spending totaled $428.4 million.

Capital Markets Activity
The Company’s capital markets activity since September 30, 2007 is summarized below:
On October 3, 2007, the Company obtained a non-recourse mortgage loan of $27.0 million. This mortgage is secured by a theatre property located in Chicago, Illinois. The mortgage loan bears interest at 6.63% and matures on November 1, 2012.
On October 15, 2007, the Company completed a public offering of 1,400,000 common shares at $54.00 per share. Total net proceeds after expenses were $73.9 million.
On October 26, 2007, the Company obtained a term loan of $120 million. This loan is secured by a borrowing base that currently contains primarily non-theatre assets and is recourse to the Company. This loan bears interest at LIBOR plus 175 basis points and has a four year term expiring in 2011 with a one year extension available at the Company’s option. On November 26, 2007, the Company entered into two interest rate swap agreements to fix the interest rate at 5.81% on $114.0 million of the outstanding term loan through October 26, 2012.
On October 31, 2007, the Company secured public bond financing of $10.6 million.  This bond is secured by a theatre property located in Slidell, Louisiana.  The bond bears interest which is reset on a weekly basis and was 3.43% at December 31, 2007 and matures on October 1, 2037.
For the year ended December 31, 2007, the Company raised approximately $500 million in debt and equity capital.
Subsequent to year-end, on January 11, 2008, the Company obtained a non-recourse mortgage loan of $17.5 million. This mortgage is secured by a theatre property located in Garland, Texas. The mortgage loan bears interest at 6.19% and matures on February 1, 2018.
The net proceeds from all of the above loans and the public offering were used to pay down the Company’s unsecured revolving credit facility and the balance was invested in interest bearing money market accounts. As of December 31, 2007, the Company had no borrowings outstanding on its unsecured revolving credit facility.
Portfolio Highlights
As of December 31, 2007, the Company’s real estate portfolio consisted of 79 megaplex theatres totaling approximately 6.6 million square feet, and restaurant, retail and other destination recreation and specialty properties totaling 2.5 million square feet. The Company also owned a metropolitan ski area and six vineyards totaling approximately 650 acres. The megaplex theatres were 100% occupied, and the overall real estate portfolio was 99% occupied.
In addition, as of December 31, 2007, the Company’s real estate mortgage loan portfolio had a carrying value of $325.4 million and included financing provided for the construction of entertainment, retail and recreational properties as well as financing provided for ten metropolitan ski areas covering approximately 6,100 acres in six states.
Comments from President and CEO, David Brain
“Both the quarter and the year reflect consistent and substantial progress in our core theatre real estate investment business and new initiatives in attractive niche categories. Further, this has been complimented by sustained access to the capital markets at attractive rates despite the turbulence. Our balance sheet is well positioned for profitable growth.”

ENTERTAINMENT PROPERTIES TRUST
Consolidated Statements of Income
(Dollars in thousands except per share data)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Rental revenue	$49,246	$41,839	$185,949	$167,283
Tenant reimbursements	5,890	3,747	18,511	14,468
Other income	623	611	2,402	3,274
Mortgage and other financing income	9,957	3,118	28,841	10,968

Total revenue	65,716	49,315	235,703	195,993

Property operating expense	7,241	4,523	23,102	18,785
Other expense	1,616	583	4,205	3,486
General and administrative expense	3,886	2,484	12,970	12,515
Costs associated with loan refinancing	—	—	—	673
Interest expense, net	17,254	12,644	60,505	48,866
Depreciation and amortization	10,153	7,929	37,422	31,021

Income before gain on sale of land, equity in income from joint ventures, minority interests and discontinued operations	25,566	21,152	97,499	80,647

Gain on sale of land	129	—	129	345
Equity in income from joint ventures	986	193	1,583	759
Minority interests	447	—	1,436	—

Income from continuing operations	$27,128	$21,345	$100,647	$81,751
Discontinued operations:
Income from discontinued operations	—	49	777	538
Gain on sale of real estate	—	—	3,240	—

Net income	27,128	21,394	104,664	82,289

Preferred dividend requirements	(5,610)	(3,109)	(21,312)	(11,857)
Series A preferred share redemption costs	—	—	(2,101)	—

Net income available to common shareholders	$21,518	$18,285	$81,251	$70,432

Per share data:
Basic earnings per share data:
Income from continuing operations available to common shareholders	$0.78	$0.70	$2.89	$2.67
Income from discontinued operations	—	—	0.15	0.02

Net income available to common shareholders	$0.78	$0.70	$3.04	$2.69

Diluted earnings per share data:
Income from continuing operations available to common shareholders	$0.77	$0.68	$2.84	$2.63
Income from discontinued operations	—	—	0.15	0.02

Net income available to common shareholders	$0.77	$0.68	$2.99	$2.65

Shares used for computation (in thousands):
Basic	27,617	26,307	26,690	26,147
Diluted	28,055	26,909	27,171	26,627

The additional 1.9 million common shares that would result from the conversion of the Company’s Series C convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share for the three and twelve ended December 31, 2007 because the effect is anti-dilutive. However, because a conversion would be dilutive to FFO per share, these adjustments have been made in the calculation of diluted FFO and diluted FFO per share.
ENTERTAINMENT PROPERTIES TRUST
Reconciliation of Net Income Available to Common Shareholders to Funds From Operations (A)
(Dollars in thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income available to common shareholders	$21,518	$18,285	$81,251	$70,432
Subtract: Gain on sale of real estate from discontinued operations	—	—	(3,240)	—
Subtract: Minority interest	(447)	—	(1,436)	—
Add: Real estate depreciation and amortization	9,988	7,765	36,758	30,349
Add: Allocated share of joint venture depreciation	202	61	387	244

FFO available to common shareholders	31,261	26,111	113,720	101,025

FFO available to common shareholders	31,261	26,111	113,720	101,025
Add: Preferred dividends for Series C	1,941	—	7,763	—

Diluted FFO available to common shareholders	33,202	26,111	121,483	101,025

FFO per common share:
Basic	$1.13	$0.99	$4.26	$3.86
Diluted	1.11	0.97	4.18	3.79

Shares used for computation (in thousands):
Basic	27,617	26,307	26,690	26,147
Diluted	29,957	26,909	29,069	26,627

Weighted average shares outstanding-diluted EPS	28,055	26,909	27,171	26,627
Effect of dilutive Series C preferred shares	1,902	—	1,898	—

Adjusted weighted average shares outstanding — diluted	29,957	26,909	29,069	26,627

Other financial information:
Straight-lined rental revenue	$1,268	$1,072	$4,497	$3,925
Dividends per common share	$0.760	$0.688	$3.04	$2.75
FFO payout ratio*	68%	71%	73%	73%

*	FFO payout ratio is calculated by dividing dividends per common share by FFO per diluted common share.

(A)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to Generally Accepted Accounting Principles (GAAP) net income available to common shareholders and earnings per share. FFO, as defined under the revised NAREIT definition and presented by us, is net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful.

ENTERTAINMENT PROPERTIES TRUST
Condensed Consolidated Balance Sheets
(dollars in thousands)

	As of	As of
	December 31, 2007	December 31, 2006
Assets
Rental properties, net	$1,650,312	$1,395,903
Property under development	23,001	19,272
Mortgage notes and related accrued interest receivable	325,442	76,093
Investment in joint ventures	42,331	2,182
Cash and cash equivalents	15,170	9,414
Restricted cash	12,789	7,365
Intangible assets, net	16,528	9,366
Deferred financing costs, net	10,361	10,491
Accounts and notes receivable, net	61,193	30,043
Other assets	14,506	11,150

Total assets	$2,171,633	$1,571,279

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$26,598	$16,480
Dividends payable	26,955	21,314
Unearned rents and interest	10,782	1,024
Long-term debt	1,081,264	675,305

Total liabilities	1,145,599	714,123

Minority interests	18,141	4,474
Shareholders’ equity	1,007,893	852,682

Total liabilities and shareholders’ equity	$2,171,633	$1,571,279

About Entertainment Properties Trust
Entertainment Properties Trust (NYSE:EPR) is a real estate investment trust (REIT) that develops, owns, leases and finances properties for consumer-preferred, high-quality businesses. EPR’s investments are guided by a focus on inflection opportunities that offer enduring values, excellent executions, attractive economics and an advantageous market position. Our total assets exceed $2.1 billion and include megaplex movie theatres and entertainment retail centers, as well as other destination recreational and specialty investments. Further information is available at www.eprkc.com or contact Jon Weis at 888-EPR-REITor info@eprkc.com.
Safe Harbor Statement
With the exception of historical information, this press release contains forward-looking statements within the meaning of the securities laws, such as those pertaining to our acquisition or disposition of properties, our capital resources and future expenditures for development projects. The Company’s actual financial condition, results of operations, funds from operations, or business may vary materially from those contemplated by such forward-looking statements and involve various risks and uncertainties. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” or other comparable terms, or by discussions of strategy, plans or intentions. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise.
You should consider the risks described in the “Risk Factors” section of our most recent annual report on Form 10-K and, to the extent applicable, our quarterly reports on Form 10-Q, in evaluating any forward-looking statements included in this press release.
Given these uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements included in this press release whether as a result of new information, future events or otherwise. In light of the factors referred to above, the future events discussed in this press release may not occur and actual results, performance or achievements could differ materially from those anticipated or implied in the forward-looking statements.